As filed with the Securities and Exchange Commission on February 25, 2008

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
[Registration # 333-95113]

SIERRA HEALTH SERVICES, INC. (Exact Name of Registrant as Specified in Its Charter)

Nevada	88-0200415
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

2724 North Tenaya Way
Las Vegas, Nevada 89128
(702) 242-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

SIERRA HEALTH AUTOMATIC RETIREMENT PLAN (SHARP)
(Full title of the plan)

Frank E. Collins, Esq.
Senior Executive Vice President, Legal and Administration
Sierra Health Services, Inc.
2724 North Tenaya Way
Las Vegas, Nevada 89128
(702) 242-7000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)
________________

Explanatory Note

This post-effective amendment (this “Amendment”), filed by Sierra Health Services, Inc. (the “Company”), deregisters all shares of the Company’s Common Stock, $0.005 par value per share (“Common Stock”), that had been registered for issuance under the SIERRA HEALTH AUTOMATIC RETIREMENT PLAN (SHARP) on the Company’s Registration Statement on Form S-8, File No. 333-95113 (the “Registration Statement”) that remain unsold upon the termination of the sales of shares covered by the Registration Statement.

On February 25, 2008, pursuant to the Agreement and Plan of Merger, dated as of March 11, 2007, among the Company, UnitedHealth Group Incorporated, a Minnesota Corporation (“Parent”), and Sapphire Acquisition, Inc., a Nevada corporation (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company being the surviving entity and becoming a wholly-owned subsidiary of Parent.  As a result, the Company has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in its Registration Statement to remove from registration, by means of a post-effective amendment, any shares of the Company’s Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of its Common Stock under the Registration Statement which remained unsold as of the effective time of the Merger.

SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on February  25, 2008.

SIERRA HEALTH SERVICES, INC.

By:
/s/ Anthony M. Marlon, M.D.
Anthony M. Marlon, M.D.
Chairman of the Board and Chief Executive Officer

/s/ ANTHONY M. MARLON, M.D. Anthony M. Marlon, M.D.	Chairman of the Board, Chief Executive Officer, and Director (principal executive officer)	February 25, 2008
/s/ MARC R. BRIGGS Marc R. Briggs	Senior Vice President, Chief Financial Officer and Treasurer and Director (principal financial and accounting officer)	February 25, 2008

    The Plan.  Pursuant to the  requirements of the Securities Act of 1933, the trustees (or other persons who administer  the employee  benefit plan) have duly caused  this  Registration Statement  to  be  signed  on  its  behalf  by  the undersigned,  thereunto duly authorized, in the City of Las Vegas,  Nevada,  on February 25, 2008.

SIERRA HEALTH AUTOMATIC
RETIREMENT PLAN (SHARP)

By: /s/ Marc R. Briggs
Marc R. Briggs
Senior Vice President,
Chief Financial Officer and Treasurer
On behalf of the Plan